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                                                                   EXHIBIT 99.1

              [MOBILEMEDIA LETTERHEAD]



                                                          FOR IMMEDIATE RELEASE
                                                          ---------------------

For: MOBILEMEDIA CORPORATION
Media Contact: Krista Grossman -- 212/484-7760
Investor Contact: Laura Wilker -- 201/462-4959



[LOGO]             MOBILEMEDIA GRANTED FINAL COURT APPROVAL
MobileMedia              FOR $200 MILLION DIP FACILITY
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               Company Gains Access to $100 Million in DiP Funds

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RIDGEFIELD PARK, NEW JERSEY, FEBRUARY 19, 1997 -- MobileMedia Corporation
[Nasdaq: MBLMQ] announced today that the bankruptcy court entered a final order approving the Company's debtor-in-possession ("DiP") facility. As previously announced, the Company has entered into a DiP loan agreement with The Chase Manhattan Bank, as agent, providing for up to $200 million of DiP financing.

On January 30, 1997, the bankruptcy court entered an interim order approving the DiP facility, as a result of which the Company gained access to $70 million of the DiP funds, subject to certain conditions that have been satisfied, of which it has used $48 million to pay certain key suppliers, among other things. As a result of today's final order, the Company will gain access to an additional $30 million of DiP funds for a total of $100 million. The remaining $100 million of DiP funds will become available on May 1, 1997 if the Company delivers a business plan by April 15, 1997 that is approved by the banks' financial advisor.

One of the conditions for borrowing under the DiP facility was that certain key suppliers of paging equipment shall have entered into agreements with the Company to sell equipment and provide services. The Company announced on February 10, 1996 that it had received court approval to pay the pre-petition claims of certain key suppliers and that it had entered into agreements with those suppliers, including Motorola, the Company's largest supplier of pagers. The Company also said at that time that it has placed orders with Motorola and Glenayre, the Company's largest supplier of infrastructure equipment, and that Motorola and Glenayre will commence shipping product shortly.

Joseph A. Bondi, Chairman - Restructuring, said: "Three weeks after filing for chapter 11 protection we have made considerable progress in achieving our initial objectives: we have added the strong leadership of Ron Grawert, who recently came on board as Chief Executive Officer; we now have access to substantial additional capital in the form of DiP financing; and, as a result of agreements reached with Motorola and other key suppliers, we are back on a normal order cycle for pagers and other equipment. Our chapter 11 proceeding is progressing as expected with no interruption in service to our customers."

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MobileMedia is the second largest provider of paging and personal communications services in the United States, offering local, regional and nationwide coverage to approximately 4.4 million subscribers in all 50 states, Canada and the Caribbean. The Company operates two one-way nationwide networks and is licensed to operate two nationwide narrowband PCS networks.

The agreement relating to the DiP facility and the agreements with Motorola, Glenayre and the other key suppliers are publicly available through the bankruptcy court. Statements contained in this release that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The "Risk Factors" and cautionary statements identifying important factors that could cause actual results to differ materially from those in the forward-looking statements are detailed in the Company's 1995 10-K filing with the Securities and Exchange Commission.

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